Exhibit 99.1

(Logo Omitted)                         5300 Town and Country Blvd., Suite 500
                                       Frisco, Texas 75034
                                       Telephone:   (972) 668-8800
                                       Contact: Roland O. Burns
                                       Sr. Vice President and
                                       Chief Financial Officer
                                       Web Site:   www.comstockresources.com



NEWS RELEASE

For Immediate Release


                   COMSTOCK RESOURCES, INC. ENTERS INTO LETTER
                     OF INTENT TO ACQUIRE DEVX ENERGY, INC.


FRISCO, TEXAS, October 22, 2001 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) and DevX Energy, Inc. ("DevX") (Nasdaq: DVXE) announced today that they have entered into a letter of intent which provides for Comstock to offer to purchase all of the outstanding shares of DevX's common stock for cash in the amount of $7.32 per share. The acquisition is subject to negotiation and execution of a definitive agreement and approval by Comstock's and DevX's board of directors.

DevX is an independent energy company based in Dallas, Texas engaged in the exploration, development and acquisition of oil and gas properties. DevX's oil and gas properties are located onshore primarily in East and South Texas, Kentucky, Oklahoma and Kansas.

"DevX's oil and gas reserves are primarily natural gas, have a long life and have low lifting costs", stated M. Jay Allison, President and Chief Executive Officer of Comstock. "The acquisition of DevX will complement our existing oil and gas reserve base and balance our onshore reserve growth with our offshore reserve growth which is driven by our successful offshore exploration program."

Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in the press release, when they become available, because they will contain important information. If a definitive agreement is signed, the tender offer statement will be filed by Comstock with the Securities and Exchange Commission and the solicitation/recommendation statement will be filed by DevX with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Comstock and DevX at the SEC's web site at www.sec.gov.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.